Exhibit 23.4

BARENTSZ& CRI

Unit 8, 3/F Qwomar Trading Complex, Blackburne Road,

Port Purcell, Road Town, Tortola,

British Virgin Islands VG1110

Consent of BARENTSZ& CRI

Haofeng Investment Education Centre

6/F, 28 Hung To Rd, Kwun Tong

Hong Kong

Tel: +852 9868 6919

May 8, 2026

Dear Sir/Madam:

1. This confirmation is made in respect of the draft HongKongFinancialEducationIndustry ResearchReport2025-2034made by us (the “draft Industry Expert Opinion”) which is included in the Application Proof / listing document of Haofeng Investment Education Centre (the “Company”) dated .

2. This confirmation is subject to unforeseen events occurring after submission of the Application Proof / listing document which is outside our control.

3. Subject to the events referred to in paragraph 2 above, we confirm that no material change is expected to be made to the draft Expert Opinion included in the Application Proof / listing document.

Yours sincerely,

For and on behalf of BARENTSZ& CRI

Name:	Shawn WEI
Title:	Director